Exhibit 99.1

Amro Albanna (00:03):

Great. Jeff, how you doing today?

Jeff Ramson (00:05):

I'm good, Amro. How are you doing?

Amro Albanna (00:06):

Wonderful. Thanks for doing this again, and thanks, everyone, for joining us. This is a great opportunity for us to engage with our stakeholders, share updates, and answer questions. We've been receiving excellent questions from all over the world, and Jeff and I want to make sure we address as many of them as possible, within what's publicly available. So, Jeff, maybe I'll start with you.

Jeff Ramson (00:34):

Sure.

Amro Albanna (00:35):

First of all, how do you feel, maybe before we go there, Jeff, just because not everybody maybe joined us last time, maybe you can do a quick intro-

Jeff Ramson (00:45):

Sure.

Amro Albanna (00:46):

... on yourself, your role, how long you've been involved with us, and we can go from there.

Jeff Ramson (00:51):

Happy to do that. I’m Jeff Ramson, CEO of PCG Advisory, and I’ve known Amro for quite some time. As I mentioned last week, I was an early investor in Aditxt before it went public and have worked closely with Amro over the years. We’ve recently reconnected, and this is an incredibly exciting time for Aditxt—challenging, but very exciting. We see the opportunity as asymmetrical, and as both an investor and advisor to Amro, as well as a strong advocate for the company, I’m happy to join each of these weekly calls.

(01:33):

Our goal here right now is to try to create a more transparent, authentic kind of communication than you typically see with small microcap public companies. And I give Amro a lot of credit for his efforts and, and frankly, his success in those communications. Amro, as we discussed, there's a, there's a few common themes that we get in our questions and there's so really kind of a, we can- consolidate those into main topics, but I know you had quite a busy week, and you might want to just do a kind of quick recap on some of the events, if that’s a good place to start.

Amro Albanna (02:09):

Yeah, no, no. I mean, Jeff, look, you characterize it well, and I'm looking at the screen here, we have about 57 attendees, I'm sure that's, you know, part of that is our own team, which is wonderful, our own stakeholders. But like you said, I mean, were just starting these fireside chats, and my hope and my goal is for us to have thousands in the future. We, we need to go beyond just the filings that we do and what a public company has to do beyond the 10-Ks, beyond the 10-Qs, beyond the 8-Ks. And - it's really important for us to make sure that our stakeholders and our current shareholders understand what's going on. So, I have a list of questions here that came from Peter.

(02:54):

Peter, in case you're listening, we get your questions. We truly appreciate your thoughtfulness, and that's really what we want to accomplish. We had the fireside chat last week, actually it was last Monday with Saundra and Dr. Drew. We received really, really positive feedback because it really begins to show why Evofem is an important company for us, women's health, how we're looking at Evofem as a foundation for women's health with the product they have right now, and the future vision that we see building on Evofem, starting with their team.

(03:32):

So, with that, maybe we can start with NASDAQ. I know that's a question that's been coming over and over and over again. And look, so, you know, I want to be very clear with NASDAQ compliance as far as the bid price, and of course with NASDAQ compliance, it, it involves more than just the bid price. We have stockholders equity, we have the number of floats or the number of shares on the float. But right now, the biggest concern has been, and understandably so, the, the price of the shares.

(04:03):

So let me be very clear as far as where we are, where we believe we are when it comes to the bid price. So before October 2nd, that's the date we did our reverse split, we were below a dollar for 30 consecutive days, and we received a NASDAQ letter, which we published on an 8-K, I think it was October 2nd, October 3rd, whenever I think we received the letter, it was October 3rd.

Amro Albanna (04:39):

On October 2nd, we had a reverse split, right- Prior to October 2nd, we had, we were below a dollar for 30 consecutive days. We received a letter from NASDAQ and we 8-K’d that letter, right, that, that, that correspondence. When we did our reverse split on October 2nd, our stock went above a dollar, and we, we, we maintained the share price was above one dollar for 10 consecutive days, which are the number of days required to, to, to, to re-comply with the bid price. So if a company goes below 30 days below one dollar for 30 days, NASDAQ will give the company, which they did for us six months until April, 2025, to comply with the bid price by trading above a dollar for 10 days, which we did by doing the reverse split.

(05:36):

So right now, we believe we are in compliance with the bid price, but our stock has been trading below a dollar again, but it's has not been 30 days, it's been roughly 12, 13 days. And people can go online and see historically what that is. So we believe we're in compliance with the bid price based on the letter that we, based on the previous letter. We did not get confirmation from NASDAQ to be clear, but we be, you know, we traded above a dollar for 10 to consecutive days, so we believe we're, we're back in compliance. Of course, if the stock trades below a dollar for 30 consecutive days, again, we expect a letter, we expect another six months. And that's, that's where we are. Jeff, is that clear? Or is this something that we need to clarify?

Jeff Ramson (06:21):

I think that's clear. I, I think that made that, that makes sense. So everyone can understand, like, what the current status is and what your timeline is in the event that you've stayed below a dollar for the 30 days. I think that that makes sense.

Amro Albanna (06:33):

Yeah, and I think, you know, one of the things that I saw in some of the questions, I think there was almost a concern about imminent delisting, like, you know, this week, next week. That is not, certainly, that is not our understanding, and it's not something that we are concerned about as far as, you know, imminent delisting from NASDAQ. That is not what we're dealing with. Again, we're... You know, as, as we stand right now, we believe if we trade below a dollar for another total of 30 consecutive days, we'll have another six months. But that's, that's our understanding based on the last letter we received.

Jeff Ramson (07:05):

Right. You know, this kind of really dovetails into the other part of the conversation, which is you've got acquisitions on the table, they require capital. I think that you know, it's a good idea to continue to address how you plan to obtain that capital, um, because clearly, that, that makes a big difference to how the stock will trade and all that.

Amro Albanna (07:29):

Yeah.

Jeff Ramson (07:29):

Maybe this is a good time to talk a bit about that.

Amro Albanna (07:31):

Definitely. So that's another important point. Look, you know, obviously, there's so much happening with the company. A lot of... I mean, it's pretty dynamic. There are acquisitions, there are existing subsidiaries that we're working on. You know, there is capital market related activities. There is some, other activities that we're dealing with. But for our, for our shareholders and our stakeholders, I think the best way to organize it is this. We have the business component. We ultimately have to build a business. We have to make sure that we advance and accelerate our innovations and get it to the market. Otherwise, you know, what are we doing this for? That's number one.

(08:13):

Number two, we're working diligently, and we'll get into that into a bit more details to actually clean up some of the overhang that we have as a company, as a microcap company, as a, as a young company, we want to make sure that we address our debt, preferred, and that's part of our plan that we're working on. And then number three, obviously the stock, the capital market component. And that's how we will summarize it on this call and moving forward. So starting with the business, we have two key acquisitions that we've been working on. And, people need to realize that Evofem is a company that we've been associated with in one form or another for the last three, three and a half years. We've known them for a long time. We've known the company, the company's working on pretty significant innovations in our view.

(09:04):

And they have one program that's fully funded by the US Air Force. They have another program that's commercial and being, and is, is licensed with another licensee. And then the 1801 program. You saw the press release that Appili put out, which was very encouraging that they reached an alignment with the FDA as far as their plan moving forward. And depending on the next six months or eight months, we'll see what the results of that that plan will look like. But that was a really positive milestone. With Evofem, we've all heard from Saundra last time. She certainly articulates her business and women's health in general very well. You know, they have a product, it's a selling product. They roughly have about $18 million in revenues. We believe we can expand on that foundation.

(09:51):

So the question for us isn't whether Appili and Evofem are very strategic to our business because they are, the question is how do we finance them? And I know with our press releases and our filings, we talk about the required cash and people and the market automatically start thinking about how in the world are we going to finance these acquisitions? And that's a legitimate question and that's a fair question.

(10:17):

So with that, not giving any guarantees, we are looking at various possibilities of financing these acquisitions with minimal dilution, including debt. Now, again, I'll be very clear, we cannot guarantee it. We have different options. But we are looking at different options inclusive of debt financing, because we believe the combination of the four subsidiaries will create significant value. And I always have to say, "Look, I can't guarantee it. Of course we're in the public world here." But having a company focused on public health and infectious diseases, having a company focused on women's health, immune health, precision health will, I believe will create pretty significant value once we get these acquisitions closed.

(11:04):

So Jeff, we're looking at various options. Minimizing dilution is, is at the center of our thinking and how we can go about closing these acquisitions without issuing shares for 30 or $40 million.

Jeff Ramson (11:19):

Right. Understood. Okay. That, that makes, that makes sense. With some of these developments, like with Appili, some of the questions that came in relate to costs that will ultimately be incurred in terms of getting things to through the clinic and through the FDA. I mean, it's early to talk, maybe a little bit earlier to talk about those things. And I think it might be just a good idea to point out that, I'll let you say it, but that type of financing is very different once you get to a certain point than it would be today, right? So maybe talk a bit about Appili-

Amro Albanna (11:55):

Yeah. And as far as the cost moving forward with Appili, I touched on it a little bit. Look, Appili actually has run in our view pretty efficient operations. They have three programs. They have the 1701 program, which is for tularemia, that is fully funded until September, I believe, of 2025 by the US government, all the way to the IND filing. So that's non-diluted funding, non-diluted financing. And it brings a lot of credibility to the program. This is a vaccine for tularemia, which is a thousand times more deadly than anthrax. Their 1501 program is currently licensed with a commercial partner. So we don't anticipate much need when it comes to financing for that program. Then it really becomes 1801, which is pretty interesting program for leishmaniasis. And currently, they have phase three data outside the US and the thinking is to bring it back to the US to get FDA approval. And that's why the announcement yesterday was a step closer on that path.

(13:01):

And you have to think about it in two ways when it comes to FDA approval, assuming they get it. I mean, it's obviously, but assuming they get it, it really opens the door to advance the program to the World Health organizations. Obviously, there are some accelerated path regulatory outside the US, so that's an advantage by getting an FD approval here in the US. But number two, and again, this is a potential, a potential that they would have an opportunity at applying for a priority review voucher. If you look at the public comps right now, a priority review voucher is something that the FDA would issue to help accelerate another drug, right? And those are valued anywhere from a hundred million, we've seen one as high as $150 million. So that becomes a pretty significant economic value for Appili. So we believe it's pretty cost-efficient, and the opportunity above and beyond the commercial opportunity could potentially be that priority review voucher.

Jeff Ramson (14:04):

Got it. Got it. Okay, great, okay. I think you covered that and just going back a bit to the stock for a second, one of the other questions was, how do people get handle on shares outstanding, things like that? Do you want to just give a quick update on this, on how you see shares outstanding currently and just give people some detail on where things look right now?

Amro Albanna (14:30):

Yeah, so that really gets into the capital market side of things, Jeff. And, you know, for those that are listening to us, look as I mentioned last time, the reason we repeat ourselves, because again, obviously there are some people that did not participate last time, and we have to continue to repeat kind of where we are. We are just like many micro cap companies, especially in biotech, cash is required. That is not a choice. Cash is required because the company's not making, uh, profit to finance its capital needs. That's, that's a fact. So the question is how do you finance it? How do you finance it in an efficient manner, right? So we have an equity line in place, we have an ATM in place. And our goal with those is to minimize, if not eliminate, but I can't use that word because there always has to be options structured financing that become very expensive on the company.

(15:30):

You do for example, you do a registered direct. Those of you that are listening, you understand, you announce a registered direct, and it comes with warrants and structures and resets and all kinds of stuff. So we're using the equity line, we're using it very cautiously. I think I'm using pretty high level numbers right now. I think the last two weeks we traded roughly 35 million shares. I believe we've only used 2.5 million shares in that volume, okay. And that's a number from a week from last Monday. So two weeks to not, so we're being very, very efficient, but it's, it's an efficient way to finance and to finance the needs of the company, because we do, and other companies may not have those choices and they either get they just go out of business or find other ways to finance.

(16:23):

So that's, that's as far as that's concerned. Right now we have about approximately 10 million outstanding shares, and the process is we update NASDAQ, you know, so they update their systems and other portals update, you know, their outstanding number of shares. But it's a dynamic number. So we just have to, we just have to, you know, update it until we, um, until we update it through our filings, which happens quarterly and, and annually of course.

Jeff Ramson (16:49):

Okay. Understood. There's a couple of things I would just want to talk about really quick. One is, just procedurally and process-wise, in order to move Evofem forward to close, I know there was some, there are some procedural things. Do you want to talk about that? Can you articulate?

Amro Albanna (17:09):

Yeah, and I think, I think this is one of Peter's question actually. So Peter from Germany asked about the status of Evofem merger, and I believe he was particularly interested in the proxy, the shareholder votes. So I would say there are two, there are three main items that have to be accomplished to close the acquisition. And of course there are other conditions and you can look them up, but just the three main items. Number one, our ability to meet the milestones that we contractually have with Evofem, which we did last Monday, and we announced that. So we satisfied our financial milestone payments to Evofem. And that is important for us, that is important for them because they also need the capital to continue pushing their business forward.

(18:02):

Number two, they need shareholder approval that will occur through a special meeting. Evofem filed their proxy and they have to go through the process, which is working with the SEC on comments until the SEC clears and definitive. I, I cannot really comment as far as the time, because that depends on SEC comments. It depends on how fast they respond. Our goal is for them to have it and for us to close the transaction no later than end of the year. So that's number two. And that's a, that's a shareholder approval. They have to respond to the SEC comments, have their special meeting potentially sometime by end of November. But again, we have no control over that.

(18:46):

And then the third key piece is to satisfy 15.2 approximately million dollars of a senior, of a senior debt that they owe. That's important for us, that's important for everybody. And we are working on that again, you know, looking at various ways of satisfying that debt with minimal dilution. So those are the three pieces, uh, at least, at the top level of what we need to close Evofem, Jeff.

Jeff Ramson (19:13):

Right. Understood. And, we've talked a bit about that. I'll just couch this in general terms that there are in situations like this, sometimes forces that may not be as friendly.

Amro Albanna (19:29):

Yes

Jeff Ramson (19:29):

So yes, maybe this is an opportunity to address that here, if you don't mind.

Amro Albanna (19:33):

Yeah, well look, I think there will be plenty of opportunities, hopefully not too many to, to address that. But look, we are fully aware of the forces that are working against us, and I want to make a comment, I truly cannot do justice to the number of partners that want to make sure and stakeholders that want to make sure this is successful. Our partners, our vendors, our shareholders, our retail investors, our team members all around the world, I cannot tell you, Evofem's stakeholders, Evofem's team, Appili's team, I, I cannot possibly do it justice telling you how many people want to make sure we advance innovations that are, that are, that will impact women, that will impact people around the world. And we are fully aware of the forces that are working against us. There are only few of them, but we will address it. We will continue to focus on it, and we will address it properly because we are doing the right thing.

(20:33):

And we want to make sure that we close the Evofem transaction. We want to make sure we close the Appili transaction. And with Adimune and Pearsanta not to be forgotten, they are pretty significant opportunities as well. So I'll leave it at that, Jeff, but we're very deliberate when it comes to addressing those financially through communications and other means. And we'll, we'll share with the streets as more meaningful updates become available.

Jeff Ramson (21:01):

Very good. You know, one of the questions on the business side, I don't know if you can answer this question exactly the way it's being asked, but Peter's also asking about what revenues might look like if you're successful in these mergers. Maybe another way to look at it versus giving guidance like that might be what is like the total address of a market, let's say for Evofem you know, as by itself assuming things go well. What does that market look like?

Amro Albanna (21:33):

Yeah. So yes, we we're really not at a stage to give guidance right now, and I, and that would not be appropriate just because even at our stage right now, I mean, is it X this or X? That that would not be, helpful, frankly. But I think that the market has to look at the four subsidiaries, assuming we close the two and look at the potential for Adimune. I mean, we're talking about potentially, again, we're preclinical long way to go, but Adimune as a product where we could potentially address autoimmunity or organ rejection through training the immune system rather than suppressing the immune system.

(22:13):

So we're starting with type one diabetes, with psoriasis, and you can, you can, you can look simply look at the market opportunity for type one diabetes, and psoriasis and autoimmunity in general, right? And, and, and, you know, look, the, the... To, to put some figures, which we've used in the past, a co-development deal, you know, if we get into clinical trials, which is a major milestone for Adimune, a co-development deal, assuming we can get one done, could be anywhere from $25 million to $125 million upfront payment with milestones, right? And again, those are public comps. That is not something that we are already for right now, but that's something just to use as some of the figures that are out there.

(22:56):

Uh, take a look at Pearsanta. So, while Adimune’s milestone and inflection point is getting into human trials, look at Pearsanta and MDNA platform, which again, Peter mentioned in his questions. In general, when you're looking at mitochondrial DNA to use in endometriosis and more than a hundred million women who suffer from endometriosis need diagnostics need non-invasive blood-based sample to test for endometriosis, you can begin to realize the market value.

(23:28):

And what about cancer? I mean, all of us here on this call ….how many of us are worried about cancer for ourselves, for our loved ones? And think about the ability to deploy MDNA platform from Pearsanta to begin testing for prostate cancer, followed by ovarian cancer, followed by other products that they will develop based on a blood sample non-invasive. So, you can see where the market is going, Jeff. Evofem has shown their ability, and I give them a lot of credit. I mean there are about $18 million in revenues right now with one product, Phexxi, I truly believe, and I, I know I'm not saying anything that, you know, others agree with.

(24:08):

$18 million is pretty small number given the market, non-hormonal birth control, right? $18 million I believe is very small number. Think about expanding Phexxi in the US and beyond the US through partnerships, so you're not having the marketing overhead that's required for consumer product. Then add on top of that, again, credit to Evofem's team, Solosec, which is a product FDA-approved they have, and now they need, you know, they need the fuel to begin launching the product. Endometriosis testing that Pearsanta is providing to Evofem will add, you know, to their, to their, you know, to their portfolio of products. As far as Appili, when you look at their platform, when it comes to infectious diseases and vaccines, we all understand what it means to have a vaccine, for example, for anti-terrorism when it comes to a substance like tularemia and what that will open up when it comes to governments and other public organizations.

(25:09):

Leishmaniasis, we talked about it, the number of people that are, you know, that suffer or could suffer from leishmaniasis. It's probably outside North America, but still, it's a, it's a significant issue with, you know, with significant interest in the product. Not to mention the PRV value that we said. That, to summarize all this, you know, and to be clear, our goal, you know, we're not providing guidance, but our goal, and certainly my goal is to transition Aditxt from speculative company that just trades every minute, penny up, penny down 10, 10 pennies down, right, to a company that can show fundamentals. And I believe with that, with the closing of these two subsidiaries and the existing subsidiaries, we can begin to show the market a clear path to fundamentals over now to 2025 and beyond. So that's, that's a little bit on the, quote-unquote "guidance" question.

Jeff Ramson (26:08):

With the couple of minutes we have left, I just want to mention—unless there's something else you’d like to cover—that our goal is to communicate effectively, transparently, and openly. Part of my role with the company is to introduce you to high-level funds, family offices, and investors who can look beyond short-term stock challenges and focus on the business itself. I just wanted to let people know, and perhaps you can confirm, that we’ll be engaging with investors like that as much as possible.

Amro Albanna (26:47):

Definitely. I mean, look, Jeff, ultimately, and, people that work with me have heard me say this…. I work hard not to drink my own Kool-Aid. And the question is, do we have a real business? Do we have a real opportunity at least? And the answer is 100%. We have a real opportunity. You started by saying we have obstacles and challenges. No doubt. We do have obstacles and challenges. And by the way, those challenges are not unique to Aditxt. You know, I mean, look at Canoo as a company, now they're dealing with potentially another reverse. Look at 23andMe, I mean, we can, we can talk about one company after another. It's been difficult microcap environment. It, it has been, however, we're here, we do have an opportunity and it's important for us now to, to really begin communicating this opportunity to, to the market, to fundamental investors, at least begin to, to put the story out there, get their feedback, and it's certainly not a onetime stop.

(27:48):

This is a journey, but we're ready, we're ready to talk about our story. We're ready to talk about what Aditxt would and could look like, assuming these things get done and whether here in the US or in Europe as well. You know, Germany, we have Adimune, Dr. Friedrich Kapp is based in Germany. That's, that's certainly an opportunity that we want to begin launching as early as next week, I would say, Jeff.

Jeff Ramson (28:12):

Good. Yep. Agreed. Agreed. Very good, very good. I think we covered all the topics that were coming in Amro for now. I know going forward you might want to, we might set up some other calls drilling down on certain topics of the business. You know, we can discuss that and share with everybody what's planned as it's ready. But I think, we've covered everything for today, unless there's something else you want to close with?

Amro Albanna (28:36):

I think we have. And look, we'll, never be able to cover everything on one call. I mean, there are just, there is a lot going on. And I would encourage, I truly would encourage, whether you are a multi-billion dollar fund, a multimillion dollar fund, or a retail investor, we truly encourage you to reach out and we want to use this forum. We want to use this platform to engage with you. In fact, Jeff and I we're talking about inviting some of you to, to join this forum and we will continue to do that and we will continue to invite others as like we did with Dr. Drew and Saundra to also shed some light on other activities that are going on with Aditxt.

(29:20):

So that is something that we commit to and I encourage everybody to submit questions and whatever questions you have in mind or whatever comments you have in mind.

Jeff Ramson (29:32):

Very good. All right, well, thank you Amro. Thank you very much. And thanks everyone for joining.

Amro Albanna (29:36):

Thank you, Jeff. And thanks everybody.